401(k) Stock Purchase Plan for the Employees of
Cullen/Frost Bankers, Inc. and Its Affiliates

Financial Statements and Supplemental Schedules

Years Ended December 31, 2000 and 1999 with Report of Independent Auditors

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                           Financial Statements
                        and Supplemental Schedules


                   Years Ended December 31, 2000 and 1999




                                 Contents

Report of Independent Auditors                                       1


Financial Statements

Statements of Net Assets Available for Benefits                      3
Statements of Changes in Net Assets Available for Benefits           4
Notes to Financial Statements                                        5


Supplemental Schedules

Schedule H, Line 4I - Schedule of Assets (Held at End of Year)      12
Schedule H, Line 4j - Schedule of Reportable Transactions           14

                       Report of Independent Auditors



Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
  Cullen/Frost Bankers, Inc. and Its Affiliates
San Antonio, Texas

We have audited the accompanying statements of net assets available for benefits of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets (held at end of year) as of December 31, 2000, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's

Compensation and Benefits Committee of the 401(k) Stock Purchase Plan for the Employees of
  Cullen/Frost Bankers, Inc. and Its Affiliates



Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

                                      /S/Ernst & Young LLP

San Antonio, Texas
May 11, 2001

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                Statements of Net Assets Available for Benefits



                                                       December 31
                                                  2000             1999
                                          -----------------------------------
Assets
Investments, at fair value                    $184,356,289     $122,722,872
Cash equivalents                                    19,785           15,041
Receivables:
Employer contributions                             231,819          208,794
Participants' contributions                        306,542          272,256
Interest                                             1,180              997
                                              -----------------------------
Net assets available for benefits             $184,915,615     $123,219,960



See accompanying notes.

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

           Statements of Changes in Net Assets Available for Benefits


                                                    Year Ended December 31
                                                      2000          1999
                                                ----------------------------
Additions to net assets attributed to:
 Investment activities:
  Interest                                      $  1,070,780    $    844,773
  Dividends                                        2,548,542       4,364,761
  Net appreciation (depreciation) in
    fair value of investments                     48,137,514      (4,192,183)
                                               ------------------------------
                                                  51,756,836       1,017,351

 Contributions:
  Employer                                         5,726,216       5,049,351
  Participants                                     8,819,740       8,350,077
                                               ------------------------------
Total additions                                   66,302,792      14,416,779

Deductions from net assets attributed to:
 Benefits paid to participants                     9,081,789       9,350,058
                                               ------------------------------
Net increase                                      57,221,003       5,066,721

Transfer of funds due to plan merger               4,474,652       2,609,903

Net assets available for benefits at
 beginning of year                               123,219,960     115,543,336
                                                -----------------------------
Net assets available for benefits at
 end of year                                    $184,915,615    $123,219,960
                                                =============================


See accompanying notes.

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                        Notes to Financial Statements

                         December 31, 2000 and 1999


1.  Significant Accounting Policies

The accounting records of the 401(k) Stock Purchase Plan for the Employees of Cullen/Frost Bankers, Inc. and Its Affiliates (the Plan) are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The Plan's investments are held in common stock of Cullen/Frost Bankers, Inc.
(CFBI) and various mutual fund options, which are stated at fair value based on quoted market prices on the valuation date. Changes in fair market value and gains and losses on the sale of investment securities are reflected in the statements of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Money market investments and loans to participants are valued at cost, which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Administrative expenses of the Plan are paid by CFBI.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Description of the Plan

The following is a general description of the Plan. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                    Notes to Financial Statements (continued)

                        December 31, 2000 and 1999


2.  Description of the Plan (continued)

General

The Plan is a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code (IRC) and covers full-time employees who complete 90 days of service and part-time employees who complete 90 days of service and are scheduled to work more than 1,000 hours in a year. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Plan Amendment

Effective January 1, 1999, the Plan was amended to reflect the adoption of the safe harbor methods for satisfying the nondiscrimination tests required by the IRC. As such, full vesting was provided for all accounts, and the CFBI match is no longer discretionary.

Contributions and Investment Options

Participants may contribute an amount not less than 2% and not exceeding 16% of their compensation, limited by 401(k) regulations, and may direct investments of their accounts into various investment options offered by the Plan. Participants are able to invest their contributions in these funds in 1% increments. CFBI matches 100% of the participants' contributions up to 6% of the participants' compensation. The match is invested in the common stock of CFBI.

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                    Notes to Financial Statements (continued)

                         December 31, 2000 and 1999


2.  Description of the Plan (continued)

Participant Accounts

Each participant's account is credited with the participant's contributions and allocations of (a) CFBI's contributions and (b) plan earnings. Forfeited balances of terminated participants' nonvested accounts are used to restore forfeitures of reemployed participants, pay administrative expenses to the extent not paid by CFBI, or reduce future company contributions. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants employed prior to January 1, 1991 are 100% vested in their employer contributions. Participants employed after December 31, 1990 vest in their employer contributions at 20% per year with 100% vesting occurring after completion of five years of service, upon death or disability, or when the participant reaches age 65. Effective January 1, 1999, participants are fully vested in all contributions in their participant accounts. Participants who terminated employment prior to January 1, 1999 remain subject to the five years of service for 100% vesting.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50% of their account balance, reduced by the highest amount of any loan outstanding within the previous twelve months. Loan terms range from 1 to 5 years or up to 30 years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a rate commensurate with local prevailing rates. Principal and interest are paid ratably through semimonthly payroll deductions. Subject to Internal Revenue Service (IRS) limitations, participants may make hardship withdrawals from a portion of their 401(k) contributions to pay for an immediate and heavy financial need.

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                     Notes to Financial Statements (continued)

                           December 31, 2000 and 1999


2.  Description of the Plan (continued)

Payment of Benefits

In the event of death, disability, or retirement, a participant will receive a lump-sum payment of his (her) account in the Plan and all amounts which have been allocated to his (her) plan account. In the event of termination of employment with the employer for any other reason, the participant is entitled to the vested portion of his (her) account in the Plan and all vested amounts which have been allocated to his (her) plan account.
Terminated participants are required to take a distribution upon turning age
65. Active participants have the option at age 70 1/2 as to whether or not they wish to begin minimum required distributions.

Plan Termination

Although it has not expressed any intent to do so, CFBI has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

3.  Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:




                                                      December 31
                                                  2000           1999
                                              --------------------------
Net assets available for benefits per the
  financial statements                        $184,915,615  $123,219,960
Amounts allocated to withdrawing
  Participants                                      (5,021)      (35,268)
                                              ---------------------------
Net assets available for benefits per the
 Form 5500                                    $184,910,594  $123,184,692
                                              ===========================

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                     Notes to Financial Statements (continued)

                           December 31, 2000 and 1999


3.  Form 5500 (continued)

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:




                                                Year Ended December 31
                                                2000              1999
                                              ----------------------------
Benefits paid to participants per the
 financial statements                         $9,081,789      $9,350,058
Add: Amounts allocated to withdrawing
 participants at the end of the year               5,021          35,268
Less: Amounts allocated to withdrawing
 participants at the end of the prior year       (35,268)       (186,645)
                                              ----------------------------

Benefits paid to participants per the Form
 5500                                         $9,051,542      $9,198,681
                                              ===========================



Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

4.  Income Tax Status

The Plan has received a determination letter from the IRS dated October 26, 1996, stating that the Plan is qualified under Section 401(a) of the IRC and, therefore, the related trust is exempt from taxation. Subsequent to the issuance of this determination letter, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the IRC and, therefore, believes the Plan, as amended, is qualified and the related trust is tax-exempt.

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                     Notes to Financial Statements (continued)

                          December 31, 2000 and 1999


5.  Investments

The following presents individual investments that represent 5% or more of the Plan's net assets:




                                                       December 31
                                                   2000            1999
                                                -----------------------------

Cullen/Frost Bankers, Inc. common stock,
 3,011,809 shares and 3,170,890 shares,
 respectively                                   $125,860,070*   $81,650,418*

Fidelity Money Market Fund                        10,235,985      6,473,812

Frost EB Large Cap Core Fund                      14,330,030     10,701,636

Fidelity Advisor Growth Opportunities Fund                 -     10,701,636

*Includes both participant-directed and nonparticipant-directed.



The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value, as follows:




                                                    Year Ended December 31
                                                    2000            1999
                                                ----------------------------
Mutual funds                                    $(2,051,325)    $ 2,241,666
Common stock                                     50,188,839      (6,433,849)
                                                ----------------------------
                                                $48,137,514     $(4,192,183)
                                                ============================

                401(k) Stock Purchase Plan for the Employees of
                  Cullen/Frost Bankers, Inc. and Its Affiliates

                     Notes to Financial Statements (continued)

                          December 31, 2000 and 1999


6.  CFBI Stock Fund

Information about the net assets and the significant components of the changes in net assets relating to the CFBI Stock Fund is as follows:




                                                         December 31
                                                     2000           1999
                                                -----------------------------
Net assets:
  Cullen/Frost Bankers, Inc. common stock       $125,860,070    $81,650,418
  Cullen/Frost Bankers, Inc. Liquidity Fund           31,436         31,571
                                                ----------------------------
Total                                           $125,891,506    $81,681,989

                                                    Year Ended December 31
                                                     2000           1999
                                                ----------------------------

Changes in net assets:
 Contributions                                  $ 9,158,743     $ 5,049,351
 Dividends                                        1,807,029       2,106,204
 Net appreciation (depreciation)                 50,188,839      (6,433,849)
 Benefits paid to participants                   (4,454,628)     (3,494,292)
 Net transfers to participant-directed
 Investments                                    (12,490,466)      2,199,806
                                                ----------------------------
                                                $44,209,517     $  (572,780)
                                                ============================



7.  Plan Merger

On May 1, 1999, CFBI acquired Professional Insurance Agents Inc. As a result of this acquisition, assets from the Professional Insurance Agents Inc., 401(K) Plan & Trust were merged into the Plan during 2000.

                                Supplemental Schedules

                401(k) Stock Purchase Plan for the Employees of
                 Cullen/Frost Bankers, Inc. and Its Affiliates
                       EIN: 74-1751768     Plan No.: 003

         Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

                                December 31, 2000


                           Description of Investment,
                           Including Maturity Date,
Identity of Issue,            Rate of Interest,
Borrower, Lessor,            Collateral, Par or                     Current
 or Similar Party               Maturity Date,         Cost          Value
-----------------------------------------------------------------------------

*Cullen/Frost Bankers, Inc.  Common stock
                               3,011,809 shares     $54,826,951  $125,860,070

Fidelity Money Market Fund   Money market deposit
                               Account                       **    10,235,985

*Participant loans           Interest accrued at
                             Frost National Bank
                             prime rate, varying
                             maturity dates,
                             8.25%- 8.50% charged
                             during 2000                     **     8,593,097

Templeton Growth Fund        Mutual fund                     **     6,293,177

*Frost EB Low Duration
 Bond Fund                   Mutual fund                     **     1,278,727

*Frost EB Fixed Income
 Fund                        Mutual fund                     **     4,883,690

*CFBI Liquidity Fund         Liquidity fund              31,436        31,436

*Frost EB Large Cap Core
 Fund                        Mutual fund                     **    14,330,030

Lord Abbett Dev. Growth
 Fund                        Mutual fund                     **     2,442,219

                  401(k) Stock Purchase Plan for the Employees of
                    Cullen/Frost Bankers, Inc. and Its Affiliates
                        EIN: 74-1751768     Plan No.: 003

  Schedule H, Line 4i - Schedule of Assets (Held at End of Year)(continued)

                              December 31, 2000


                           Description of Investment,
                           Including Maturity Date,
Identity of Issue,            Rate of Interest,
Borrower, Lessor,            Collateral, Par or                     Current
 or Similar Party               Maturity Date,         Cost          Value
-----------------------------------------------------------------------------

Fidelity Advisor Equity
 Income Fund                 Mutual fund                     **  $  1,120,778

*Frost EB Small Cap
 Value Fund                  Mutual fund                     **       858,276

Vanguard Index 500           Mutual fund                     **     6,535,861

SEI Money Market             Money market deposit
                             Account                         **       631,929

*Frost EB International
 Fund                        Mutual fund                     **     1,261,014
                                                                 ------------
                                                                 $184,356,289
                                                                 ============

* Denotes party-in-interest
**Historical cost is not required, participant-directed investment.



                            401(k) Stock Purchase Plan for the Employees of
                             Cullen/Frost Bankers, Inc. and Its Affiliates
                                  EIN: 74-1751768     Plan No.: 003

                        Schedule H, Line 4j - Schedule of Reportable Transactions

                                      Year Ended December 31, 2000



                              Description of                                                 Current Value
                         Asset (Including Interest                                           of Asset on
    Identity of            Rate and Maturity          Purchase       Selling      Cost of     Transaction   Net Gain
Party Involved*            in Case of a Loan)          Price          Price        Asset          Date      or (Loss)
-------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of
Securities Transactions

                       **Common stock:
                         Cullen/Frost Bankers, Inc.  $15,020,587   $         -  $15,020,587  $15,020,587  $        -
                         Cullen/Frost Bankers, Inc.            -    18,615,312   12,413,999   18,615,312   6,201,313

                       Liquidity fund:
                         CFBI Liquidity Fund          11,646,682             -   11,646,682   11,646,682           -
                         CFBI Liquidity Fund                   -    11,633,455   11,633,455   11,633,455           -

There were no Category (i),
 (ii), or (iv) transactions
 during the year ended
 December 31, 2000.

*    All transactions on market.
**  Includes both participant-directed and nonparticipant-directed.
